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DOVER CORPORATION LOGO


                                                                    EXHIBIT 99.1





CONTACT:                                                      READ IT ON THE WEB
David S. Smith                                   http://www.dovercorporation.com
Vice President, Dover
(212) 922-1640
                                                              SEPTEMBER 27, 2001

FOR IMMEDIATE RELEASE

Dover Announces Third Quarter Earnings Expectations

New York, NY, September 27, 2001---Dover Corporation (NYSE: DOV) expects earnings per share in the third fiscal quarter ending September 30, 2001 to be in the range of $.15 to $.18 (before anticipated inventory reserve items discussed below). Dover reported comparable earnings of $.25 per share in the second quarter 2001, and earnings of $.67 per share in the third quarter last year.

At the end of the second quarter, Dover expressed optimism that continued expected weakness in the electronics markets impacting Dover Technologies would be offset by improvements in its other business segments. At that time, Dover said it expected losses in its Technologies' Circuit Board Assembly and Test
(CBAT) business in the third quarter to be in the same range as the second quarter and that it expected earnings in the Specialty Electronics Components
(SEC) businesses to decline. The company now expects that losses in CBAT in the third quarter will have increased from the second quarter and that SEC will report a small loss. Earnings in the other three segments will, in aggregate, decline modestly.

In addition, Dover expects reported earnings in the third quarter will be materially negatively impacted by increased inventory reserves, primarily in the Technologies segment, where the magnitude of the market decline has been particularly severe.

Dover will issue its third quarter earnings release on October 15, 2001 and will conduct a conference call regarding third quarter results and the business outlook at 9:00 a.m. EST on October 16, 2001. The conference call will be simulcast on the Dover Corporation website at www.dovercorporation.com.
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This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, failure to achieve expected synergies, failure to successfully integrate acquisitions, failure to service debt, failure to sell non-core properties, including without limitation, as a result of the failure to obtain

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regulatory approvals or of conditions to closing to occur, economic conditions, customer demand, increased competition in the relevant market, and others. We refer you to the documents that Dover Corporation files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.